EXHIBIT 99.2

PRESS  RELEASE

             IMAGING TECHNOLOGIES ACQUIRES JAPANESE IMAGING COMPANY AUTOMATED CONSUMER PHOTO PRINTING MACHINES THROUGHOUT JAPAN

SAN DIEGO, July 15, 2002 /PRNewswire/ -- Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news) today reported that it has acquired Dream Canvas
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Technology,  a  Japanese  corporation that has developed machines currently used for the automated printing of custom stickers, popular in the Japanese consumer market. Known as Senjya, printed stickers began as a part of religious practices; however, the use of custom stickers has become a popular social practice today.

     Dream Canvas has currently placed over 260 of its printing kiosks throughout Japan. Through its Senjya Fuda business unit, consumers can design and print their own custom stickers. Through its Print Club business unit, the same kiosks will allow consumers to use their own digital images, such as those from digital cameras, to include pictures on their custom stickers.

The Dream Canvas technology will also enable end-users to customize and print photos on specialty photographic paper. ITEC will work with Dream Canvas to implement this application in the existing Dream Canvas locations and to expand the technology into new markets.

Dream Canvas Technology is a new company recently spun-off from Dream Canvas, Inc., with revenues in 2001 of approximately $1.5 million. ITEC paid $40,000 for the acquisition of Dream Canvas Technology, which will be operated as a wholly owned subsidiary of ITEC.

"Dream Canvas Technology represents an exciting opportunity to build our imaging products business," said Brian Bonar, CEO of ITEC. "We hope to help the Dream Canvas management team to build their business worldwide."

ABOUT  IMAGING  TECHNOLOGIES  CORP.

     Imaging  Technologies  Corporation  (OTC  Bulletin  Board: ITEC - news) was
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founded  in  1982.  Headquartered in San Diego, California, the Company produces and distributes imaging products for diverse market segments. ITEC's SourceOne and EnStructure subsidiaries are professional employer organizations that provide a variety of personnel and human resources services to small to medium-sized businesses. ITEC's office products and systems operations integrate a variety of products, including printers, plotters, copiers, and software, into a seamless, networked solution for clients who are generally small to medium sized businesses. Hardware, software, supplies, and service are bundled together as a systems solution. The Company has developed proprietary software
(ColorBlind ) devoted to color management. ITEC's e-commerce initiatives, www.dealseekers.com and www.color.com, provide sales and service support for
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consumables such as inks, toner, and paper, and for color education and software products. Information on the Company is available at the ITEC Web site at www.itec.net.
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Statements  in  this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.